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                 TRANSACTION CHARGES AMENDMENT TO SERVICES AGREEMENT


    This Transaction Charges Amendment is made as of July 1, 1997, by and between Charles Schwab & Co., Inc. ("Schwab"), a California corporation, Denver Investment Advisors LLC ("Fund Affiliate"), and Westcore Trust, a registered investment company ("Fund Company") executing this Amendment on its own behalf and on behalf of its series or classes of shares ("Fund(s)") which are parties to a Services Agreement between Schwab, Fund Affiliate and Fund Company, made as of March 26, 1996, as amended thereafter ("Services Agreement"). This Amendment amends the Services Agreement. All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Services Agreement.

    WHEREAS, the parties wish to amend the Services Agreement to allow Schwab to charge certain transaction fees to its customers for the purchase of Fund shares and to continue to receive Fees payable to Schwab by the fund parties under the Services Agreement to service those shares;

    NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

    1. Section 3 of the Services Agreement shall be deleted in its entirety and the following Section 3 shall be inserted in lieu thereof.

         3.   TRANSACTION FEES

              The parties acknowledge and agree that Schwab may collect transaction fees from certain customers (including "Active Traders," as Schwab may define that term) for certain services and from other customers upon such other customers' redemption of certain shares.

    2. Section 2 of Exhibit B to the Services Agreement shall be deleted in its entirety and the following Section 2 shall be inserted in lieu thereof.

              2. The Daily Value of Qualifying Shares is the aggregate daily value of all shares of the Fund held in Schwab brokerage accounts, subject to the following exclusions ("Qualifying Shares"). There shall be excluded from the shares (i) shares held in a Schwab brokerage account prior to the effective date of this Agreement as to the Fund and (ii) shares first held in a Schwab brokerage account after the termination of this Agreement as to the Fund.

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    3.   Except as specifically set forth herein, all other provisions of the
Services Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CHARLES SCHWAB & CO., INC.             DENVER INVESTMENT ADVISORS LLC


By:/s/ Matthew L. Sadler          By:/s/ Kenneth Penland
   ----------------------------       ---------------------------
   Matthew L. Sadler
   Vice President                 Name: Kenneth Penland
   Mutual Funds                         -------------------------

                                  Title: President
                                         ------------------------

Date: July 2, 1997                 Date: June 30, 1997
      ----------------------            -------------------------

                                  WESTCORE TRUST, on its own
                                  behalf and on behalf of each
                                  of its Funds


                                  By: /s/ Jasper R. Frontz
                                      ---------------------------
                                  Name: Jasper R. Frontz
                                      ---------------------------
                                  Title: Treasurer
                                      ---------------------------
                                  Date: June 30, 1997
                                      ---------------------------


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